Exhibit 10.29

ACHRONIX SEMICONDUCTOR CORPORATION

333 West San Carlos Street, Suite 1050, San Jose, CA, USA

June 19, 2006

Dr. Virantha Ekanayake

Re:                          EMPLOYMENT AGREEMENT

Dear Virantha,

On behalf of Achronix Semiconductor Corporation, a Delaware corporation (the “Company”), I am pleased to offer you the position of Senior Hardware Engineer of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.            Duties and Scope of Employment.

(a)            Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Senior Hardware Engineer. You will report to the Company’s Vice President of Advanced Research, Clinton Kelly, or to such other person as the Company subsequently may determine. You will be working out of the Company’s office in San Jose, CA, USA. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Vice President of Advanced Research, including but not limited to developing the hardware architecture and related software tools for production of the Achronix production hardware.

(b)           Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without the prior written approval of the Company’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c)            No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d)            Commencement Date. You shall commence full-time Employment as soon as reasonably practicable and in no event later than August 22, 2006.

2.            Cash and Incentive Compensation.

(a)            Salary. The Company shall pay you as compensation for your services an initial base salary at a gross monthly rate of Ten Thousand Four Hundred and Sixteen Dollars and Sixty Six Cents ($10,416.66) per month which is equal to One Hundred and Twenty Five Thousand Dollars per annum. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.” The Board or any Compensation Committee of the Board shall review your Base Salary at least annually. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)            Incentive Bonuses. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board. The target amount for any such annual incentive bonus will be up to 20% of your Base Salary. The determinations of the Board with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable.

(c)            Stock Options. N/A

(d)            Acceleration Benefit. N/A

(e)            Retention Bonus. The Company shall pay you a retention bonus of Fifteen Thousand Dollars ($15,000.00) (the “Retention Bonus”) on or about the first day of your Employment, net of all applicable withholding taxes and other applicable deductions in accordance with the Company’s standard payroll practices. You will earn and be permitted to retain the full amount of the Retention Bonus if you are employed by the Company on the 12 month anniversary of this Agreement. If you resign from the Company before such time, you will be required to immediately return the gross pre-tax amount of the Retention Bonus to the Company.

3.            Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue up to fifteen (10) days of paid vacation plus five (5) days of paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. Company holidays as defined in the “Company Holiday Schedule” shall not be considered paid vacation or paid time off. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.            Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. In addition, the company shall reimburse you for up to Ten Thousand Dollars ($10,000.00) in relocation expenses related to your relocation from your current place of residence to the San Francisco Bay Area. These expenses will be reimbursed based on Company policies and based on sufficient documentation provided to The Company by you.

5.            Termination.

(a)            Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)            Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

6.            Termination Benefits.

(a)            General Release. Any other provision of this Agreement notwithstanding, subsections (b) and (c) below shall not apply unless and until (i) you have executed (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) you have returned all Company property.

(b)            Severance Pay. If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death or Permanent Disability, then, in addition to the amounts payable in accordance with Section 5(b), the Company shall pay you severance pay at a rate equal to your Base Salary in effect at the time of termination of your Employment for a period of two weeks plus one week for every year of service following the termination of your Employment (the “Continuation Period”). Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided that, if the Company’s stock becomes publicly traded on an established securities market, such severance pay shall be paid in a single lump-sum cash payment on the six (6) month anniversary of the employment termination date to the extent required by Code section 409A.1

(c)            Health Insurance. If subsection (b) above applies, and if you elect to continue and pay your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your Employment, then the Company shall pay your monthly premium under COBRA until the earliest of (i) the end of the Continuation Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d)            Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i)            Any material breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement between you and the Company, or any other written agreement between you and the Company if such breach causes material harm to the Company;

(ii)           Any material failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your Employment, if such failure causes material harm to the Company;

(iii)         Your repeated failure to follow reasonable and lawful instructions from the Company or the Chief Executive Officer of the Company and your failure to cure such condition after receiving 20 days advance written notice;

(iv)          Commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by you if such felony is work-related, materially impairs your ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company;

(v)            Your misappropriation of funds or property of the Company;

(vi)          Neglect of your duties; or

(vii)         Any gross or willful misconduct by you resulting in a material loss to the Company or material damage to the reputation of the Company.

(e)            Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of One Hundred and Twenty (120) consecutive days because of your physical or mental impairment.

1 The deferred compensation provisions of Section 409A of the Internal Revenue Code are complex so any changes to this section in particular should be reviewed by a Compensation & Benefits attorney

7.            Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when your Employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your Employment.

8.            Pre-Employment Conditions.

(a)            Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b)            Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

(c)            Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

9.            Successors.

(a)            Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)            Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.          Miscellaneous Provisions.

(a)            Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law with respect to your service.

(b)            Legal Fees. The Company shall not pay any expenses (including fees and disbursements of counsel) incurred by you in negotiating the terms and conditions of this Agreement.

(c)            Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d)            Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)            Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f)            Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)            Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h)            No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before June 19, 2006. The Company requests that you begin work in this new position on or before August 22, 2006. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).

Very truly yours,

ACHRONIX SEMICONDUCTOR CORP.

By:	/s/ John Lofton Holt
(Signature)

Name:	John Lofton Holt

Title:	Chairman and CEO

ACCEPTED AND AGREED:

DR. VIRANTHA EKANAYAKE

/s/ Virantha Ekanayake
(Signature)

June 19, 2006
Date

Anticipated Start Date:

Attachment A: Confidential Information and Invention Assignment Agreement

Addendum to Employment Agreement — June 19, 2006

The undersigned, Achronix Semiconductor Corporation “The Company”, by signing this addendum to the employment agreement “The Agreement” entered into with Dr. Virantha Ekanayake “The Employee” on June 15, 2006 acknowledges that at a time that is agreed by the Company, Company will sponsor Employee for an H-1 class of Visa “The Visa”. Company will pay for all fees, travel, and other costs associated with the securing of such Visa including any legal or filing fees.

COMPANY:	EMPLOYEE:

ACHRONIX SEMICONDUCTOR CORPORATION	DR. VIRANTHA EKANAYAKE, an Individual

By:	/s/ John Lofton Holt	/s/ Virantha Ekanayake

Name:	John Lofton Holt	Signature

Title:	Chairman & CEO

Date:	June 19, 2006	Date:	June 19, 2006

Address:		Address:

ACHRONIX SEMICONDUCTOR CORPORATION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made as of March 2, 2011, by and between Achronix Semiconductor Corporation, a Delaware corporation (the “Company”) and Dr. Virantha Ekanayake (“Chief Technology Officer”).

RECITAL

The parties hereto entered into an Employment Agreement dated June 19, 2006 (the “Employment Agreement”). The parties now wish to amend the Employment Agreement as set forth herein. Capitalized terms not otherwise defined herein have the meaning given to them in the Employment Agreement.

AGREEMENT

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1.	Common Stock Vesting Acceleration Benefit. If there is a Corporate Transaction and you experience an Involuntary Termination in connection with such Corporate Transaction within six (6) months prior to such Corporate Transaction causing any outstanding Option held by you during your continuing service to the Company to be terminated (in whole or in part) pursuant to the Stock Plan, the vesting and exercisability of each such Option shall accelerate such that the Option shall become vested and exercisable in full prior to the consummation of the Corporate Transaction at such time and on such conditions as the Administrator shall determine. Also, if you experience an Involuntary Termination without Cause during the course of your employment with the Company, causing any outstanding Option held by you during your continuing service to the Company to be terminated (in whole or in part) pursuant to the Stock Plan, the vesting and exercisability of each such Option shall accelerate such that the Option shall become vested and exercisable. The Administrator shall notify you that the Option will terminate at least three (3) days prior to the date on which the Option will terminate. Provided however, that in all cases in order for you to be eligible for such acceleration of vesting benefit, you must execute the Company’s standard form of release of all claims agreement. For purposes of this paragraph, unless a capitalized term used in this paragraph has a meaning given to it elsewhere in this Agreement, such term shall have the meaning given to it in the Stock Plan.

2.	Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

3.	Effectiveness and Effect of Amendment. This Amendment shall become effective on March 2, 2011. Except as amended as set forth herein, any prior terms to your Employment Agreement will remain in force and effective after March 2, 2011.

The parties have executed this Amendment as of the date first set forth above.

ACHRONIX SEMICONDUCTOR CORPORATION

By:	/s/ John L. Holt

Name:	John L. Holt

Title:	Chairman & CEO

Agreed and Accepted

/s/ Dr. Virantha Ekanayake
Dr. Virantha Ekanayake